UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

______________________

Date of Report (Date of earliest event reported):  August 19, 2009

THE QUIGLEY CORPORATION
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	0-21617 (Commission File Number)	23-2577138 (I.R.S. Employer Identification No.)

Kells Building, 621 Shady Retreat Road, P.O. Box 1349 Doylestown, PA	18901
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (215) 345-0919

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement

On August 19, 2009, The Quigley Corporation (the “Company”) entered into a standard form of indemnity agreement with each member of its Board of Directors and Robert V. Cuddihy, the Chief Operating Officer of the Company.  These agreements provide, among other things, that the Company will indemnify each Director and Mr. Cuddihy (each, an “Indemnitee”) in the event that the Indemnitee becomes a party or otherwise a participant in any action or proceeding on account of the Indemnitee’s service as a Director or Officer of the Company (or service for another corporation or entity in any capacity at the request of the Company) to the fullest extent permitted by applicable law. Under the indemnity agreement, the Company will pay, in advance of the final disposition of any such action or proceeding, expenses (including attorneys’ fees) incurred by the Indemnitee in defending or otherwise responding to such action or proceeding upon receipt of a written undertaking from the Indemnitee to repay the amount advanced consistent with applicable law in the event that a court shall ultimately determine that he or she is not entitled to be indemnified for such expenses. The contractual rights to indemnification provided by the indemnity agreements are subject to the limitations and conditions specified in the agreements, and are in addition to any other rights each Indemnitee may have under the Company’s Articles of Incorporation and Amended and Restated Bylaws, each as amended from time to time, and applicable law.

A copy of the form of the indemnity agreement with each Director and Mr. Cuddihy is annexed to this Current Report on Form 8-K as Exhibit 10.1 hereof.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           On August 19, 2009, the Company entered into employment agreements, effective as of July 15, 2009, with each of (i) Ted Karkus, Chairman and Chief Executive Officer of the Company, and (ii) Robert V. Cuddihy, Chief Operating Officer of the Company.

Under his employment agreement with the Company, which has a three year term, Mr. Karkus will earn a salary of $750,000 per year as Chief Executive Officer and will receive regular benefits routinely provided to senior executives of the Company.  He is eligible to receive an annual increase in base salary and may be awarded a bonus, payable in cash or stock, each in the sole discretion of the Board of Directors.  Mr. Karkus is also subject to non-competition restrictions for the entire duration of the agreement and for a period of eighteen (18) months thereafter.

In the event of the termination by the Company of the employment of Mr. Karkus without cause or due to a voluntary resignation by him with Good Reason (as defined in the agreement), Mr. Karkus will be paid a lump sum severance payment in cash equal to the greater of (A) the amount equal to eighteen (18) months base salary or (B) the amount equal to the his base salary for the remainder of the term as if the agreement had not been terminated.  Additionally, Mr. Karkus is entitled to receive a lump sum severance payment in cash equal to the greater of A or B, if he, within twenty four (24) months of a Change in Control (as defined in the agreement) of the Company, is terminated without cause or due to a voluntary resignation by him with Good Reason (as defined in the agreement).

Mr. Cuddihy will earn a salary of $275,000 per year as Chief Operating Officer and will receive regular benefits routinely provided to senior executives of the Company.  The term of his employment agreement is three years.  Mr. Cuddihy will also receive an annual grant of shares of common stock of the Company that is equal to $50,000, payable quarterly, promptly following the close of each quarter.  The value of the shares will be calculated based on the average closing price of the Company’s shares for the first five (5) trading days of the quarter in which the shares are earned.  He is eligible to receive an annual increase in base salary and may be awarded a bonus, payable in cash or stock, each in the sole discretion of the Board of Directors.  Mr. Cuddihy is also subject to non-competition restrictions for the entire duration of the agreement and for a period of eighteen (18) months thereafter.

In the event of the termination by the Company of the employment of Mr. Cuddihy without cause or due to a voluntary resignation by him with Good Reason (as defined in the agreement), Mr. Cuddihy will be paid a lump sum severance payment in cash equal to the greater of (Y) the amount equal to eighteen (18) months of base salary plus $50,000, or (Z) the amount equal to base salary, plus any amounts owed to Mr. Cuddihy under Section 4(c) of the agreement with respect to the grant of shares equal to $50,000 per year, owed throughout the remainder of the term as if the agreement had not been terminated.  Additionally, Mr. Cuddihy is entitled to receive a lump sum severance payment in cash equal to the greater of Y or Z, if he, within twenty four (24) months of a Change in Control (as defined in the agreement) of the Company, is terminated without cause or due to a voluntary resignation by him with Good Reason (as defined in the agreement).

Copies of the forms of employment agreements with Messrs Karkus and Cuddihy are annexed to this Current Report on Form 8-K as Exhibits 10.2 and 10.3 hereof.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

No.	Description

10.1	Form of Indemnity Agreement, dated as of August 19, 2009, by and between the Company and the Company’s Directors and Robert V. Cuddihy.
10.2	Employment Agreement, dated as of August 19, 2009, by and between the Company and Ted Karkus.
10.3	Employment Agreement, dated as of August 19, 2009, by and between the Company and Robert V. Cuddihy.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Quigley Corporation

By:	/s/ Ted Karkus
Ted Karkus
Chief Executive Officer

Date:                      August 19, 2009

EXHIBIT INDEX

No.	Description

10.1	Form of Indemnity Agreement, dated as of August 19, 2009, by and between the Company and the Company’s Directors and Robert V. Cuddihy.
10.2	Employment Agreement, dated as of August 19, 2009, by and between the Company and Ted Karkus.
10.3	Employment Agreement, dated as of August 19, 2009, by and between the Company and Robert V. Cuddihy.